Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

Applied Securities Technical Evaluation & Consulting, Inc.

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The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law”), hereby certifies that;

FIRST: The name of the corporation is Applied Securities Technical Evaluation & Consulting, Inc. (hereinafter called the “Corporation”).

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

THIRD: The nature of the business to be conducted and the purposes to be promoted by the Corporation is to conduct any lawful business, to promote and lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand shares (1,000), all of such shares shall be shares of common stock, par value one cent ($.01) per share (the “Common Stock”).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of a receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors, and/or the stockholders or class of stockholder of the Corporation, as the case may be, and also on the Corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders or any class thereof, as the case may be, it is further provided that the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in the by-laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law, as the same shall be amended and supplemented.

NINTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify from and against any and all of the expenses, liabilities, or other matters, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the persons official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provision or provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

ELEVENTH: The name and mailing address of the incorporator are as follows:

Name	Mailing Address
George P. McKeegan	c/o McKeegan, McShane & Drago
600 Third Avenue New York, New York 10016

Signed: October 13, 2000

/s/ George P. McKeegan
George P. McKeegan, Incorporator